Exhibit 4.4

AMENDMENT NO. 6 TO

TERM LOAN AGREEMENT

This AMENDMENT NO. 6 TO TERM LOAN AGREEMENT (this “Amendment”), dated as of May 20, 2021, is by and among XHR LP, a Delaware limited partnership (the “Borrower”), the other Loan Parties party hereto, KEYBANK NATIONAL ASSOCIATION (“KeyBank”), in its capacity as administrative agent (the “Administrative Agent”) for the Lenders, and the Lenders party hereto (collectively constituting the Required Lenders).

PRELIMINARY STATEMENTS:

(1) The Borrower, the Lenders, the Administrative Agent and the other financial institutions party thereto entered into that certain Term Loan Agreement dated as of September 13, 2017 (as amended by Amendment No. 1 to Term Loan Agreement dated as of January 11, 2018, Amendment No. 2 to Term Loan Agreement dated as of September 16, 2019, Amendment No. 3 to Term Loan Agreement dated as of June 30, 2020, Amendment No. 4 to Term Loan Agreement dated as of July 30, 2020 and Amendment No. 5 to Term Loan Agreement dated as of October 14, 2020, the “Credit Agreement”, and as further amended by this Amendment, the “Amended Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Amended Credit Agreement;

(2) The Administrative Agent, the Borrower and certain Lenders party to the Credit Agreement wish to amend the Credit Agreement to address certain changes to the terms thereof as set forth below; and

(3) The Borrower, the Administrative Agent and the Lenders party hereto, collectively constituting the Required Lenders, have agreed pursuant to Section 9.02 of the Credit Agreement to amend the Credit Agreement on the terms and subject to the conditions hereinafter set forth.

SECTION 1. Amendments to the Credit Agreement. The Credit Agreement is, upon the occurrence of the Amendment Effective Date (as defined in Section 5 below), hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is amended by restating the following definitions in their entirety to read as follows:

““Covenant Compliance Date” shall mean the earlier of (i) the date on which the Borrower delivers a compliance certificate in accordance with Section 5.01(d) demonstrating compliance with the financial covenants set forth in Section 6.12 (as modified as of the Amendment Effective Date and thereafter) for the fiscal quarter ending June 30, 2022 and (ii) the date the Borrower shall, in its sole discretion, deliver both (a) a compliance certificate in accordance with Section 5.01(d) with respect to any fiscal quarter ending after the Amendment Effective Date but prior to June 30, 2022 reflecting compliance with the financial covenants in effect from and after the Covenant Waiver Period and (b) written notice to the Administrative Agent electing to terminate the Covenant Waiver Period concurrently with the delivery of such compliance certificate.

“Covenant Waiver Period” shall mean the period commencing with the fiscal quarter ending June 30, 2020 and ending on the earlier of (i) the date the Borrower shall be required to deliver the compliance certificate to be delivered with respect to the fiscal quarter ending June 30, 2022 in accordance with Section 5.01(d) and (ii) the Covenant Compliance Date.

“Permitted Capital Markets Indebtedness” means any Debt Issuance pursuant to any debt capital markets transaction (other than convertible debt securities), including any issuance of one or more series of secured or unsecured notes pursuant to public or 144a private placements or other substantially similar placements of Indebtedness; provided that such Indebtedness (i) shall be either (x) unsecured or (y) secured only by the Covenant Waiver Period Collateral, to the extent securing the Obligations, and on a pari passu or junior basis with the Covenant Waiver Period Collateral securing the Obligations (including any additional collateral granted to secure the Obligations prior to such Debt Issuance) and subject to the Intercreditor Agreement or, in the case of junior lien Permitted Capital Markets Indebtedness, a customary junior lien intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent, provided that any such pari passu secured Indebtedness shall not exceed the aggregate principal amount of $1,000,000,000 (including, without limitation, $300,000,000 of Permitted Capital Markets Indebtedness consisting of the 6.375% Senior Secured Notes due 2025 initially issued pursuant to the indenture dated August 18, 2020 and $200,000,000 of Permitted Capital Markets Indebtedness consisting of the additional 6.375% Senior Secured Notes issued in October 2020), (ii) shall have no guarantors or obligors other than the Guarantors and the Borrower party to the Loan Documents, and (iii) shall not have any scheduled amortization or mature prior to the 6-month anniversary of the Maturity Date.

“Permitted Variations Period” means the period commencing with the final fiscal quarter occurring during the Covenant Waiver Period (which shall in no event be later than the fiscal quarter ending June 30, 2022) and ending on the earlier of (i) the date on which the Borrower delivers a compliance certificate in accordance with Section 5.01(d) demonstrating compliance with the financial covenants set forth in Section 6.12 (as modified as of the Amendment Effective Date) for the fiscal quarter ending June 30, 2023 and (ii) the date the Borrower shall, in its sole discretion, deliver both (a) a compliance certificate in accordance with Section 5.01(d) with respect to any fiscal quarter ending after the Covenant Waiver Period but prior to June 30, 2023 reflecting compliance with the financial covenants without giving effect to the Permitted Variations and (b) written notice by the Borrower to the Administrative Agent electing to terminate the Permitted Variations Period concurrently with the delivery of such compliance certificate.”

(b) Section 1.01 of the Credit Agreement is amended by inserting the following new definitions in the appropriate order:

““Sixth Amendment Effective Date” means the effective date of Amendment No. 6 to Term Loan Agreement, dated as of May 20, 2021, by and among the Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.”

(c) Section 1.01 of the Credit Agreement is amended by deleting the following definitions in their entirety: “Allocated Amount”, “Applicable Percentage”, “Exception Period”, “Excess Lien Proceeds”, “Excess Sale Proceeds”, “Mandatory Prepayment Event”, and “Net Cash Proceeds Receipt Date”.

(c) Section 2.11(b) of the Credit Agreement is restated in its entirety to read as “[Reserved]”.

(d) Section 2.11(c) of the Credit Agreement is restated in its entirety to read as “[Reserved]”.

(e) Section 6.01(a)(ii) of the Credit Agreement is restated in its entirety to read as follows:

“(ii) Permitted Capital Markets Indebtedness;”

(f) Section 6.01(a)(iii) of the Credit Agreement is restated in its entirety to read as follows:

“(iii) subject to Section 6.02 with respect to Liens on Unencumbered Properties, Nonrecourse Indebtedness;”

(g) Section 6.02(e) of the Credit Agreement is restated in its entirety to read as follows:

“(e) during the period from and after the Amendment Effective Date until the Covenant Compliance Date, Liens to secure Nonrecourse Indebtedness on any property or other assets (including any Unencumbered Property) if the aggregate Unencumbered Asset Value of all Unencumbered Properties that will be subjected to such Liens does not exceed twenty percent (20%) of the aggregate Unencumbered Asset Value of all Unencumbered Properties on the Amendment Effective Date (based on Unencumbered Asset Values as of March 31, 2020), unless otherwise agreed to by the Borrower and the Required Lenders after the Amendment Effective Date.”

(h) Section 6.03(c) of the Credit Agreement is restated in its entirety to read as follows:

“(c) The Borrower will not, and will not permit the Company or any Subsidiary to, sell, transfer or otherwise dispose of any asset unless the Borrower complies with Section 5.10 to the extent applicable, and after giving effect thereto the Borrower is in compliance with the financial covenants set forth in Section 6.12 and no Default or Event of Default exists or would result therefrom; provided that, during the period from and after the Amendment Effective Date until (but not including) the Covenant Compliance Date, the Borrower may, and may permit the Company or any Subsidiary to, sell, transfer or otherwise dispose of properties or other assets (including Unencumbered Properties) only if such sale is made in an arm’s length transaction (in the Borrower’s good faith determination).”

(i) Section 6.12(a) of the Credit Agreement is restated in its entirety to read as follows:

“(a) Leverage Ratio. The ratio of Total Indebtedness as of such date to Consolidated EBITDA for the period of four (4) consecutive quarters then ended (subject to Section 6.12(h)) (the “Leverage Ratio”), commencing with the final fiscal quarter occurring during the Covenant Waiver Period (which shall in no event be later than the fiscal quarter ending June 30, 2022) to exceed 6.0 to 1.0; provided that the Leverage Ratio may exceed 6.0 to 1.0 during the Permitted Variations Period (which shall in no event be later than the fiscal quarter ending June 30, 2023), so long as the Leverage Ratio does not exceed (i) 8.50 to 1.00 as at the end of the final fiscal quarter occurring during the Covenant Waiver Period (which shall in no event be later than the fiscal quarter ending June 30, 2022) and the next fiscal quarter thereafter, (ii) 8.00 to 1.00 as at the end of each of the subsequent two fiscal quarters thereafter, (iii) 7.50 to 1.00 as at the end of the subsequent fiscal quarter thereafter (which shall in no event be later than the fiscal quarter ending June 30, 2023) (each of the foregoing clauses (i) – (iii), a “Permitted Leverage Variation”); provided further that (x) the Leverage Ratio may exceed 6.0 to 1.0 following a Major Acquisition so long as (A) the Leverage Ratio does not exceed 6.0 to 1.0 as of the end of more than two (2) consecutive fiscal quarters following such Major Acquisition and (B) the Leverage Ratio does not exceed 6.5 to 1.0 as of any such date of determination and (y) for purposes of calculating the Leverage Ratio, not more than 25% of the aggregate Consolidated EBITDA may be attributable to assets consisting of investments in Investment Affiliates, income-producing Real Estate Assets other than hotels or similar hospitality properties, Development Properties, Unimproved Land, Real Estate Assets undergoing Major Renovations, and Mortgage Notes receivable.”

(j) Section 6.12(d) of the Credit Agreement is restated in its entirety to read as follows:

“(d) Fixed Charge Coverage Ratio. Commencing with the final fiscal quarter occurring during the Covenant Waiver Period (which shall in no event be later than the fiscal quarter ending June 30, 2022), for any period of four consecutive fiscal quarters of the Borrower then ended (subject to Section 6.12(h)), the ratio of Consolidated EBITDA for such period to Consolidated Fixed Charges for such period to be less than 1.50 to 1.0.”

(k) Section 6.12(f) of the Credit Agreement is restated in its entirety to read as follows:

“(f) Unsecured Interest Coverage Ratio. Commencing with the final fiscal quarter occurring during the Covenant Waiver Period (which shall in no event be later than the fiscal quarter ending June 30, 2022), the ratio of Unencumbered Adjusted Net Operating Income for any period of four consecutive fiscal quarters of the Company then ended to Unsecured Interest Expense for such period (subject to Section 6.12(h)) to be less than 2.0 to 1.0; provided that such ratio may be less than 2.0 to 1.0 during the Permitted Variations Period, so long as such ratio is not less than 1.60 to 1.0 (the “Permitted Unsecured Interest Coverage Variation” and, together with the Permitted Leverage Variation, the “Permitted Variations”).”

(l) Section 6.12(h) of the Credit Agreement is restated in its entirety to read as follows:

“(h) Annualized Calculations. For the period commencing with the final fiscal quarter occurring during the Covenant Waiver Period (which shall in no event be later than the fiscal quarter ending June 30, 2022) and the next two fiscal quarters thereafter, for the purposes of calculating the Leverage Ratio, Fixed Charge Coverage Ratio, and Unsecured Interest Coverage Ratio described in the foregoing clauses (a), (d), and (f), “Consolidated EBITDA” and “Unencumbered Adjusted Net Operating Income” shall be determined on an annualized basis as follows:

(i) For the final fiscal quarter occurring during the Covenant Waiver Period (which shall in no event be later than the fiscal quarter ending June 30, 2022), “Consolidated EBITDA” and “Unencumbered Adjusted Net Operating Income” shall be calculated using the one (1) fiscal quarter then ended multiplied by four (4); provided that if necessary to comply with the Leverage Ratio, Fixed Charge Coverage Ratio, and Unsecured Interest Coverage Ratio for such quarter, “Consolidated EBITDA” and/or “Unencumbered Adjusted Net Operating Income” may be calculated using the two (2) fiscal quarters then ended multiplied by two (2);

(ii) For the next fiscal quarter thereafter, “Consolidated EBITDA” and “Unencumbered Adjusted Net Operating Income” shall be calculated using the two (2) fiscal quarters then ended multiplied by two (2); provided that if necessary to comply with the Leverage Ratio, Fixed Charge Coverage Ratio, and/or Unsecured Interest Coverage Ratio for such quarter, “Consolidated EBITDA” and “Unencumbered Adjusted Net Operating Income” may be calculated using the three (3) fiscal quarters then ended multiplied by four-thirds (4/3);

(iii) For the next fiscal quarter thereafter, “Consolidated EBITDA” and “Unencumbered Adjusted Net Operating Income” shall be calculated using the three (3) fiscal quarters then ended multiplied by four-thirds (4/3); provided that if necessary to comply with the Leverage Ratio, Fixed Charge Coverage Ratio, and/or Unsecured Interest Coverage Ratio for such quarter, “Consolidated EBITDA” and “Unencumbered Adjusted Net Operating Income” may be calculated using the four (4) fiscal quarters then ended; and

(iv) Thereafter, “Consolidated EBITDA” and “Unencumbered Adjusted Net Operating Income” shall be calculated using the four (4) fiscal quarters then ended.

Notwithstanding that the Borrower shall make such calculations on an annualized basis for purposes of determining compliance with such financial covenants, the Borrower shall also provide calculations of such financial covenants using “Consolidated EBITDA” and “Unencumbered Adjusted Net Operating Income” for the four (4) fiscal quarters then ended in its compliance certificate delivered pursuant to Section 5.01(d).”

(j) Section 6.12(i) of the Credit Agreement is restated in its entirety to read as follows:

“(i) Liquidity Covenant. At all times during the period commencing with the Amendment Effective Date through the end of the Covenant Waiver Period, and reported as of the last day of each calendar month, the Borrower shall not permit the sum of (x) unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries (or if such Subsidiary is not a Wholly-Owned Subsidiary, the Borrower’s pro-rata share thereof based on its ownership share of such Subsidiary) as of such date of determination plus (y) an amount equal to (1) the aggregate Revolving Commitments (as defined in the JPM Credit Agreement or any substantially similar term defined in any Permitted Refinancing Indebtedness in respect thereof) minus (2) the aggregate Revolving Credit Exposure (as defined in the JPM Credit Agreement or any substantially similar term defined in any Permitted Refinancing Indebtedness in respect thereof) as of such date of determination, to be less than the following amounts:

(i) from the Amendment Effective Date until (but not including) the Sixth Amendment Effective Date, $100,000,000; and

(ii) from the Sixth Amendment Effective Date until the end of the Covenant Waiver Period, $150,000,000.”

(k) Section 6.13(a) of the Credit Agreement is restated in its entirety to read as follows:

“(a) acquire any Real Estate Assets, other than (i) as permitted by Section 6.13(c) or (ii) the acquisition of one or more completed hotel properties so long as the ratio of (x) the principal amount of any Indebtedness secured by a Lien on such property to (y) the greater of (1) the fair market value of such property, as determined by a third party appraisal being used by the secured lender originating such Indebtedness and (2) the purchase price for such property (the “Project Leverage Ratio”) does not exceed 65%; provided that the Project Leverage Ratio may exceed 65% if the Leverage Ratio, after giving pro forma effect to such acquisition transaction (and any Indebtedness incurred in connection therewith and any issuance of Equity Interests or other transaction consummated in connection with, or substantially concurrently with, such acquisition), does not exceed the Leverage Ratio immediately prior to the consummation of such acquisition transaction (and any Indebtedness incurred in connection with such acquisition and any issuance of Equity Interests or other transaction consummated in connection with, or substantially concurrently with, such acquisition).”

(l) Section 6.13(c) of the Credit Agreement is restated in its entirety to read as follows:

“(c) make any capital expenditures other than (i) capital expenditures that are necessary to remedy emergency or life safety conditions, (ii) capital expenditures made or incurred with the use of casualty or condemnation proceeds for the restoration, rebuilding or replacement of the affected property, and (iii) other capital expenditures in an amount not to exceed (A) $60,000,000 during the period from the Amendment Effective Date through December 31, 2020; provided that any portion of such amount that is not used prior to December 31, 2020 may be used during the 2021 or 2022 calendar year, (B) $80,000,000 during the period from January 1, 2021 through December 31, 2021; provided that any portion of such amount that is not used prior to December 31, 2021 may be used during the 2022 calendar year, and (c) $75,000,000 during the period from January 1, 2022 through December 31, 2022; for purposes of this Section 6.13(c), capital expenditures shall include acquisitions of (x) assets (including Real Estate Assets) pursuant to the exercise of any right of first refusal, right of first offer or other similar option to purchase in favor of the Borrower or any of its Subsidiaries to acquire any real property that is adjacent to, incidental to or related to any Real Estate Asset, but only if such right or option is in existence as of the Amendment Effective Date, and (y) assets such as easements, parking spaces, and retail spaces, in each case, related to any Real Estate Asset;”

SECTION 2. Representations and Warranties. In order to induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants that:

(a) the execution, delivery and performance by each Loan Party of this Amendment are within each Loan Party’s corporate, partnership, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action. This Amendment has been duly executed and delivered by each Loan Party party hereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(b) the entry by each Loan Party into this Amendment (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company, the Borrower or any of its Subsidiaries or any order, judgment or decree of any Governmental Authority, in each case to the extent such violation of applicable law or regulation or such violation of the charter, by-laws or other organizational documents of a Subsidiary could reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company, the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company, the Borrower or any of its Subsidiaries, in each case to the extent that such violation or default could reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Company, the Borrower or any of its Subsidiaries (other than Liens arising under the Loan Documents);

(c) there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Company, the Borrower or any of its Subsidiaries that involve this Amendment;

(d) the representations and warranties of the Borrower set forth in Article III of the Amended Credit Agreement are and shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of the Amendment Effective Date (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) as of such earlier date); and

(e) no Default or Event of Default has occurred and is continuing, or would result from the entering into of this Amendment by any Loan Party.

SECTION 3. Reaffirmation of Guaranty. Each of the undersigned Guarantors has read this Amendment and consents to the terms hereof and further hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of such Guarantor under each of the Loan Documents to which such Guarantor is a party shall not be impaired and each of the Loan Documents to which such Guarantor is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

The Company hereby acknowledges and agrees that the “Guarantied Obligations” under, and as defined in, the Parent Guaranty dated as of September 13, 2017, by the Company in favor of the Administrative Agent (the “Parent Guaranty”) will include all Obligations under, and as defined in, the Amended Credit Agreement.

Each of the undersigned Subsidiary Guarantors hereby acknowledges and agrees that the “Guarantied Obligations” under, and as defined in, the Subsidiary Guaranty dated as of September 13, 2017, as supplemented by the Joinders thereto, by the Subsidiary Guarantors in favor of the Administrative Agent (the “Subsidiary Guaranty”, and together with the Parent Guaranty, the “Guaranties”) will include all Obligations under, and as defined in, the Amended Credit Agreement.

SECTION 4. Conditions of Effectiveness. This Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which, and only if, each of the following conditions precedent shall have been satisfied (or waived by the Required Lenders):

(a) The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, counterparts of this Amendment executed by each of the Loan Parties, the Lenders collectively comprising at least the Required Lenders and the Administrative Agent.

(b) All loans and other obligations owing by the Borrower under the PNC Bank Credit Agreement and all outstanding loans under the JPM Credit Agreement (in the case of the loans under the JPM Credit Agreement, without a corresponding permanent reduction of the Revolving Commitments under the JPM Credit Agreement) shall have been, or substantially concurrently with the Amendment Effective Date shall be, paid in full.

(c) The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, an amendment to the JPM Credit Agreement, it being understood that, in each case, any such amendment that is in substantially the same form as this Amendment or otherwise substantially consistent with the summary of amendment terms previously approved by the Administrative Agent shall be deemed satisfactory.

(d) Since May 3, 2021, there shall not have been any Asset Disposition of an Unencumbered Property or any incurrence of Indebtedness secured by a Lien on any Unencumbered Property.

(e) The Administrative Agent shall have received a certificate of a Secretary or an Assistant Secretary of the Borrower certifying (i) as to the resolutions authorizing the transactions contemplated by this Amendment, (ii) that there have been no amendments to the formation documents of the Borrower since June 30, 2020, or, if there have been any amendments, attaching copies of such amendments, and (iii) that there have been no changes to the incumbency of officers authorized to execute this Amendment since June 30, 2020, or, if there have been any changes, certifying as to any such changes.

(f) The Borrower shall have paid to the Administrative Agent for the benefit of each Lender that executes and delivers a signature page to this Amendment on or prior to the Amendment Effective Date (each, a “Consenting Lender”) a consent fee in an amount equal to 0.075% of the outstanding principal amount of each Consenting Lender’s Loans.

(g) To the extent invoiced to the Borrower at least one (1) Business Day prior to the Amendment Effective Date, all of the reasonable out-of-pocket expenses of the Administrative Agent (including the reasonable fees and expenses of one firm of counsel for the Administrative Agent) due and payable on the Amendment Effective Date shall have been paid in full.

SECTION 5. Reference to and Effect on the Credit Agreement, the Notes and the other Loan Documents. (a) This Amendment is a Loan Document. On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.

(b) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(c) This Amendment shall not extinguish the obligations for the payment of money outstanding under the Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement, which shall remain in full force and effect, except to any extent modified by this Amendment. Nothing implied in this Amendment or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties from the Loan Documents, as modified by this Amendment.

SECTION 6. Ratification. Except as modified by this Amendment and the transactions contemplated hereby, the Credit Agreement and each of the other Loan Documents (including the Collateral Documents) are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Except as expressly provided in this Amendment, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents.

SECTION 7. Costs and Expenses. The Borrower agrees to pay, promptly after receipt of a demand therefore, all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of one firm of counsel for the Administrative Agent) in accordance with the terms of Section 9.03 of the Credit Agreement.

SECTION 8. Execution in Counterparts. This Amendment may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

SECTION 9. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

XHR LP

By:	XHR GP, Inc., its general partner

By:	/s/ Taylor C. Kessel
Name:	Taylor C. Kessel
Title:	Senior Vice President, General Counsel and Secretary

[Signature Page – Amendment No. 6 to XHR Term Loan Agreement (Key 2017)]

PARENT GUARANTOR:

XENIA HOTELS & RESORTS, INC., as a Guarantor

By:	/s/ Taylor C. Kessel
Name:	Taylor C. Kessel
Title:	Senior Vice President, General Counsel and Secretary

[Signature Page – Amendment No. 6 to XHR Term Loan Agreement (Key 2017)]

SUBSIDIARY GUARANTORS:
IA LODGING KEY WEST, L.L.C.
IA LODGING SALT LAKE CITY, L.L.C.
IA LODGING ALEXANDRIA KING, L.L.C.
IA LODGING SAN DIEGO, L.L.C.
IA LODGING SAVANNAH BARNARD, L.L.C.
IA LODGING CHICAGO WABASH, L.L.C.
XHR PORTLAND LLC
XHR SANTA BARBARA LLC
XHR ORLANDO CYPRESS LLC
XHR PHOENIX PALMS LLC
XHR SCOTTSDALE RANCH LLC
XHR CARLSBAD LLC
XHR PITTSBURGH MARKET LLC
IA LODGING CELEBRATION, L.L.C.
IA LODGING SAVANNAH, L.L.C.
XHR CHARLESTON MEETING LLC
XHR MOUNTAIN BROOK LLC
IA LODGING SANTA CLARA, L.L.C.
IA LODGING NEW ORLEANS, L.L.C.
IA LODGING CHARLESTON LEE, L.L.C.
XHR DENVER CURTIS LLC
XHR ATLANTA PEACHTREE LLC
IA LODGING DENVER CHAMPA, L.L.C.
XHR PORTLAND OCC LLC, each as a
Guarantor

By:	XHR LP, the sole member of each of the
foregoing limited liability companies

By:	XHR GP, Inc., its general partner

By: /s/ Taylor C. Kessel
Name:	Taylor C. Kessel
Title:	Senior Vice President, General Counsel
and Secretary

[Signature Page – Amendment No. 6 to XHR Term Loan Agreement (Key 2017)]

IA LODGING DALLAS AKARD GP, L.L.C.
IA LODGING DALLAS AKARD LP, L.L.C.
IA LODGING DALLAS PEARL GP, L.L.C.
IA LODGING DALLAS PEARL LP, L.L.C.
IA LODGING WOODLANDS GP, L.L.C.
IA LODGING WOODLANDS LP, L.L.C.
IA LODGING HOUSTON GALLERIA GP, L.L.C.
IA LODGING HOUSTON GALLERIA LP, L.L.C.
IA LODGING HOUSTON OAKS GP, L.L.C.
IA LODGING HOUSTON OAKS LP, L.L.C., each as a Guarantor

By:	XHR LP, the sole member of each of the
foregoing limited liability companies

By:	XHR GP, Inc., its general partner

By:	/s/ Taylor C. Kessel
	Name:	Taylor C. Kessel
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page – Amendment No. 6 to XHR Term Loan Agreement (Key 2017)]

IA LODGING DALLAS PEARL LIMITED
PARTNERSHIP, as a Guarantor

By:	IA Lodging Dallas Pearl GP, L.L.C., its
general partner
By:	XHR LP, its sole member
By:	XHR GP, Inc., its general partner

By:	/s/ Taylor C. Kessel
	Name:	Taylor C. Kessel
	Title:	Senior Vice President, General Counsel and Secretary

IA LODGING WOODLANDS LP, as a Guarantor
By:	IA Lodging Woodlands GP, L.L.C., its
general partner
By:	XHR LP, its sole member
By:	XHR GP, Inc., its general partner

By:	/s/ Taylor C. Kessel
	Name:	Taylor C. Kessel
	Title:	Senior Vice President, General Counsel and Secretary

IA LODGING DALLAS AKARD LP, as a
Guarantor

By:	IA Lodging Dallas Akard GP, L.L.C., its
general partner
By:	XHR LP, its sole member
By:	XHR GP, Inc., its general partner

By:	/s/ Taylor C. Kessel
	Name:	Taylor C. Kessel
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page – Amendment No. 6 to XHR Term Loan Agreement (Key 2017)]

IA LODGING HOUSTON GALLERIA LP, as a Guarantor

By:	IA Lodging Houston Galleria GP, L.L.C., its
general partner
By:	XHR LP, its sole member
By:	XHR GP, Inc., its general partner

By:	/s/ Taylor C. Kessel
	Name:	Taylor C. Kessel
	Title:	Senior Vice President, General Counsel and Secretary
:

IA LODGING HOUSTON OAKS LP, as a Guarantor

By:	IA Lodging Houston Oaks GP, L.L.C., its
general partner
By:	XHR LP, its sole member
By:	XHR GP, Inc., its general partner

By:	/s/ Taylor C. Kessel
	Name:	Taylor C. Kessel
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page – Amendment No. 6 to XHR Term Loan Agreement (Key 2017)]

ADMINISTRATIVE AGENT AND LENDERS:
KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

By:	/s/ Nathan Weyer
Name: Nathan Weyer
Title: SVP

[Signature Page – Amendment No. 6 to XHR Term Loan Agreement (Key 2017)]

BMO HARRIS BANK, N.A. as a Lender

By:	/s/ Gwendolyn Gatz
Name: Gwendolyn Gatz
Title: Director

[Signature Page – Amendment No. 6 to XHR Term Loan Agreement (Key 2017)]

PNC BANK, NATIONAL ASSOCIATION, as a
Lender

By:	/s/ Andrew T. White
	Name:	Andrew T. White
	Title:	Senior Vice President

[Signature Page – Amendment No. 6 to XHR Term Loan Agreement (Key 2017)]

FIFTH THIRD BANK, NATIONAL
ASSOCIATION, as a Lender

By:	/s/ Michael Glandt
Name: Michael Glandt
Title: Vice President

[Signature Page – Amendment No. 6 to XHR Term Loan Agreement (Key 2017)]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mahesh Mohan
Name: Mahesh Mohan
Title: Authorized Signatory

[Signature Page – Amendment No. 6 to XHR Term Loan Agreement (Key 2017)]

RAYMOND JAMES BANK, N.A., as a Lender
By:	/s/ Matt Stein
Name: Matt Stein
Title: Senior Vice President

[Signature Page – Amendment No. 6 to XHR Term Loan Agreement (Key 2017)]